Exhibit 10.9

Summary of Executive Officer and Non-employee Director Compensation

Set forth below is a summary of the compensation paid by Dril-Quip, Inc. (the “Company”) to its executive officers and non-employee directors as of the date of filing of the Company’s Annual Report on Form 10-K. For more information regarding executive officer and director compensation, please read “Director Compensation,” “Executive Compensation,” and “Corporate Governance Matters—Related Person Transactions—Employment Agreements” contained in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders to be filed with the SEC pursuant to Regulation 14A.

Executive Officers

Each of the Company’s President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Vice President—Finance and Chief Financial Officer and Vice President—General Counsel and Secretary (each, an “Executive Officer”) is compensated in accordance with his employment agreement, each of which is filed as an Exhibit to the Company’s Form 8-K/A filed December 12, 2011 and is incorporated by reference herein.

In addition, the Executive Officers are eligible to receive a performance bonus for 2012 performance. The bonus award will be calculated based on (i) the Company’s performance in the 12-month period ending December 31, 2012 against target performance, (ii) the Executive Officer’s achievement of personal objectives and (iii) the bonus target amounts for each Executive Officer which are set by the Nominating, Governance and Compensation Committee of the Board of Directors.

Non-Employee Directors

The non-employee Chairman of the Board receives an annual fee of $150,000 and the Company’s other non-employee directors receive an annual fee of $75,000. In addition, the non-employee Chairman of the Board and the other non-employee directors receive a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.